SENSATA TECHNOLOGIES APPOINTS NEW CHIEF EXECUTIVE OFFICER

Stephan von Schuckmann Brings Extensive Experience in E-Mobility,
Automotive, and Industrial Technology to Sensata

Swindon, United Kingdom – December 17, 2024 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensors, sensor-rich solutions and electrical protection devices used in mission-critical systems to help its customers address increasingly complex engineering and operating performance requirements, today announced that its Board of Directors has appointed Stephan von Schuckmann as its new Chief Executive Officer (“CEO”) effective January 1, 2025. Mr. von Schuckmann will also become a member of the Board at that time.
Mr. von Schuckmann has more than 20 years of global automotive and industrials experience. Most recently, he was a Member of the Board of Management at ZF Friedrichshafen AG (“ZF Group”) with global leadership responsibility of its electric mobility division, the largest division within ZF Group with annual revenue of more than $12 billion. Additionally, Mr. von Schuckmann oversaw the Asia Pacific region and global procurement operations.
Andrew Teich, Chairman of the Board of Sensata, said: “On behalf of the Sensata Board of Directors, I am excited to welcome Stephan as our new CEO. At the conclusion of our thorough search process, the Board unanimously approved Stephan’s appointment. His extensive experience in the automotive and industrial sectors, including both conventional and electrified powertrains, gives us confidence that Sensata will execute strongly against the opportunities before us. Stephan has an exceptional track record of value creation, and we look forward to his leadership at Sensata.”
Incoming CEO Stephan von Schuckmann said: “I am very excited to be joining Sensata at this pivotal time in its growth cycle. With a long tenure of innovative product development focused on providing high-value sensor and electrical protection solutions, I believe Sensata is uniquely positioned to support its customers with applications that meet the needs of a safer, cleaner, and more efficient world. Sensata possesses many strengths, not the least of which are its longstanding customer relationships, global manufacturing footprint, and an outstanding team of dedicated employees. I look forward to working with the team to deliver value for all constituents.”
Mr. Teich added: “I would also like to thank Martha Sullivan, for stepping back into the CEO role on an interim basis and for her leadership in the search for a new CEO. Her decades of experience and dedication to Sensata ensured that the Company would continue to execute during this period of transition. In addition to her continuing role on the Board, she has graciously agreed to act as a special advisor to Stephan as he assumes his new responsibilities.”

About Stephan Von Schuckmann

Stephan Von Schuckmann has over 20 years of expertise as a global industry leader. He possesses a robust industrial, commercial, and financial background which has uniquely prepared him to lead Sensata by capitalizing on opportunities and navigating the challenges of its diverse industries. He also brings a proven track record in driving business transformations on a global scale, most notably the transition from conventional to electric powertrains at ZF Group.

In addition to his most recent responsibilities leading ZF Group’s electric mobility division, procurement operations, and Asia Pacific region, his prior roles at ZF Group include CEO of Car Powertrain and Electric Mobility; CFO of the Car Powertrain Technology Division; VP of Restructuring and Improvement in the Car Powertrain Technology Division; VP of Aftermarket and Military for Robert Bosch Automotive Steering; and MD and Plant Manager for Robert Bosch Automotive Steering.

He holds a master’s degree of Commerce in Accounting & Finance from Macquarie University in Sydney, Australia, and completed undergraduate studies in economics at Ruprecht-Karls-University of Heidelberg and in engineering at the University of Paderborn.

About Sensata Technologies

Sensata Technologies is a global industrial technology company striving to create a safer, cleaner, more efficient and electrified world. Through its broad portfolio of mission-critical sensors, electrical protection components and sensor-rich solutions, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 19,000 employees and global operations in 15 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets. Learn more at www.sensata.com and follow Sensata on LinkedIn, Facebook, X, and Instagram.

Safe Harbor Statement

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to public health crises, instability and changes in the global markets, supplier interruption or non-performance, the acquisition or disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.

Investors and others should carefully consider the foregoing factors and other uncertainties, risks, and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our quarterly reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

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Media & Investor Contact:
James Entwistle
+1 (508) 954-1561
jentwistle@sensata.com
investors@sensata.com

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